Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Atreca, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share(1)	Rule 457(o)	(2)	(3)	(3)	-	-
	Equity	Preferred Stock, par value $0.0001 per share(1)	Rule 457(o)	(2)	(3)	(3)	-	-
	Debt	Debt Securities(1)	Rule 457(o)	(2)	(3)	(3)	-	-
	Other	Warrants(1)	Rule 457(o)	(2)	(3)	(3)	-	-
	Total	-	Rule 457(o)	-	Unallocated (Universal) Shelf	$300,000,000	$0.0001102	$33,060(4)
Fees Previously Paid

	Total Offering Amounts					$300,000,000	$0.0001102	$33,060
	Total Fees Previously Paid					$0		-
	Total Fee Offsets							$33,060.00
	Net Fee Due							$0

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.
(2)	There are being registered hereunder such indeterminate number of shares of Class A common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase Class A common stock, preferred stock and/or debt securities to be sold by the registrant from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $300,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $300,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered for sale also include such indeterminate number of shares of Class A common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Class A common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.
(4)	The proposed maximum aggregate offering price has been calculated pursuant to Rule 457(o) under the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Atreca, Inc.	S-3	333-239652	July 2, 2020	-	$33,060.00(5)	Unallocated (Universal) Shelf	Class A Common Stock, par value $0.0001 per share, Preferred Stock, par value $0.0001 per share, Debt Securities, Warrants	Class A Common Stock, par value $0.0001 per share, Preferred Stock, par value $0.0001 per share, Debt Securities, Warrants	$291,521,058	-
Fee Offset Sources	Atreca, Inc.	S-3	333-239652	-	July 2, 2020	-	-	-	-	-	$38,940

(5)	Pursuant to Rule 457(p) of the Securities Act, the registrant is offsetting its filing fee for this registration statement by $37,839.43 (calculated at the fee rate in effect at the date of the registrant’s prior registration statement filed on Form S-3), which represents a portion of the registration fee previously paid with respect to approximately $291.5 million of unsold securities from the registrant’s prior registration statement on Form S-3.